900, 444 – 5 Avenue SW

Calgary, Alberta T2P 2T8 Canada

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

September 16, 2022

Dear Shareholder:

We recently mailed you proxy materials in connection with the special meeting of shareholders of TransGlobe Energy Corporation (“TransGlobe”) scheduled to be held on September 29, 2022. Your voting participation is requested for this important meeting. Please vote your proxy today. Internet and telephone voting are available for your convenience.

As set forth in the materials sent to you, at the special meeting, TransGlobe shareholders are being asked to consider pursuant to an interim order of the Court of Queen's Bench of Alberta dated August 29, 2022, as may be amended, modified, supplemented or varied (the "Interim Order"), and, if thought advisable, to pass a special resolution (the "Arrangement Resolution"), the full text of which is set forth in Appendix A to the accompanying management information circular of TransGlobe dated August 29, 2022 (the "Information Circular"), approving a plan of arrangement (the "Plan of Arrangement") involving VAALCO Energy, Inc., VAALCO Energy Canada ULC, TransGlobe, the TransGlobe Shareholders and other securityholders of TransGlobe under Section 193 of the Business Corporations Act (Alberta) (the "ABCA"), all as more particularly described in the Information Circular (the "Arrangement").

The Board of Directors of TransGlobe unanimously recommends that shareholders vote “FOR” the Arrangement Resolution.

The Arrangement Resolution must be approved by not less than 66⅔% of the votes cast by TransGlobe Shareholders, either in person (or virtually) or by proxy, at the Meeting. Accordingly, every vote, large and small, is important.

All proxies must be received and all proxyholders must be registered before 9:00 a.m. (Calgary time) on September 27, 2022 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time fixed for the adjourned or postponed Meeting in order to participate and vote at the Meeting.

Shareholders of TransGlobe may also contact TransGlobe's proxy solicitation agent, D.F. King & Co., Inc., by phone toll-free at (888) 540-8736 (banks and brokers only at (212) 269-5550) or by email at tga@dfking.com.

Please vote your shares today. Please take advantage of Internet or telephone voting by following the instructions on the proxy card or voting form sent to you.

Thank you for your cooperation and continued support.

Sincerely,

Randall C. Neely

President, Chief Executive Officer and a Director

TransGlobe Energy Corporation